As filed with the Securities and Exchange Commission on May 7, 1998.

                                                    Registration No. 333-______

--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM S-8

             Registration Statement Under The Securities Act of 1933

                               STARMET CORPORATION

             (Exact name of registrant as specified in its charter)

         Massachusetts                                         04-2506761
(State or other jurisdiction                                (I.R.S. Employer
of incorporation or organization)                         Identification No.)

                                2229 Main Street
                          Concord, Massachusetts 01742
          (Address, including zip code, of principal executive offices)

                        1995 Directors' Stock Option Plan
                                 1998 Stock Plan
                            (Full title of the plan)

                           Robert E. Quinn, President
                               Starmet Corporation
                                2229 Main Street
                          Concord, Massachusetts 01742
                     (Name and address of agent for service)

                                 (978) 369-5410
          (Telephone number, including area code, of agent for service)

                                   copies to:
                             Thomas A. Wooters, Esq.
                              Peabody & Arnold LLP
                                 50 Rowes Wharf
                                Boston, MA 02110

                         CALCULATION OF REGISTRATION FEE


                                                         Proposed
                                         Proposed        maximum       Amount
Title of                   Amount        maximum         aggregate     of
securities                 to be         offering price  offering      registration
to be registered           registered    per share       price         fee
-----------------------------------------------------------------------------------
Common Stock,              370,000(1)    $32.75(2)    $9,857,860(2)    $2,909.00(2)
par value $0.10
per share (issuable upon
exercise of options)


----------
(1) The 370,000 shares of common stock, $0.10 par value per share ("Common Stock"), shown are shares issued or issuable upon the exercise of options issued or issuable pursuant to Starmet Corporation's (the "Corporation") 1995 Directors' Stock Option Plan (the "Directors' Plan") and 1998 Stock Plan (the "Stock Plan," together with the Directors' Plan, the "Plans"). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, there are also registered an undetermined number of additional shares which may be issued if the anti-dilution provisions of the Plans become operative.


(2) The total number of shares of Common Stock to be registered includes, under the 1995 Directors' Stock Option Plan, 6,000 shares of the Corporation's Common Stock issuable upon the exercise of options at an exercise price of $15.56 per share and 37,500 shares issuable upon exercise of options at an exercise price of $23.67 per share and, under the 1998 Stock Plan, 200,000 shares issuable upon the exercise of options at an exercise price of $23.67 per share. An additional 26,500 shares and 100,000 shares are to be offered under the Directors' Plan and the Stock Plan, respectively, at prices not presently determinable. Pursuant to Rule 457(c) and (h), the offering price for these additional shares is estimated solely for the purpose of determining the registration fee and is based on the average of the high and low sale prices of the Common Stock, approximately $33.50 and $32.00, respectively, as reported by the Nasdaq National Market on May 1, 1998.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

    The following documents filed by the Corporation with the Securities and Exchange Commission are incorporated in this Registration Statement by reference:

    (a) The Corporation's Annual Report on Form 10-K for the fiscal year ended September 30, 1997.

    (b) The Corporation's Quarterly Report on Form 10-Q for fiscal quarter ended December 31, 1997; and

    (c) The description of the Corporation's Common Stock contained in the Corporation's Registration Statement on Form 8-A, as amended.

    All documents subsequently filed by the Corporation pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents.

Item 4. Description of Securities.

    Not Applicable.

Item 5. Interests of Named Experts and Counsel.

    The legality of the shares of Common Stock of the Corporation offered hereby (the "Shares") will be passed upon for the Corporation by Peabody & Arnold LLP, 50 Rowes Wharf, Boston, Massachusetts 02110. Thomas A. Wooters, Esq., a partner in Peabody & Arnold LLP and the Clerk of the Corporation, owns 8,200 shares of the Common Stock and holds unvested options for 10,500 shares.

Item 6. Indemnification of Directors and Officers.

    With respect to indemnification, Section 67 of Chapter 156B of the Massachusetts General Laws provides:

         "Indemnification of directors, officers, employees, and other agents of a corporation, and persons who serve at its request as directors, officers, employees or other agents of another organization, or who serve at its request in any capacity with respect to any employee benefit plan, may be provided by it to whatever extent shall be specified in or authorized by (i) the articles of organization or (ii) a by-law adopted by the stockholders or
    (iii) a vote adopted by the holders of a majority of shares of stock entitled to vote on the election of directors. Except as the articles of organization or by-laws otherwise require, indemnification of any persons referred to in the preceding sentence who are not directors of the corporation may be provided by it to the extent authorized by the directors. Such indemnification may include payment by the corporation of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding, upon receipt of any undertaking by the person indemnified to repay such payment if he shall be adjudicated to be not entitled to indemnification under this section which undertaking may be accepted without reference to the financial ability of such person to make repayment. Any such indemnification may be provided although the person to be indemnified is no longer an officer, director, employee or agent of the corporation or of such other organization or no longer serves with respect to any such employee benefit plan.

         No indemnification shall be provided for any person with respect to any matter as to which he shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his action was in the best interest of the corporation or to the extent that such matter relates to service with respect to any employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan.

         The absence of any express provision for indemnification shall not limit any right of indemnification existing independently of this section.

         A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or other agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or other agent of another organization or with respect to any employee benefit plan, against any liability incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability.

    Article 6A of the Corporation's Restated Articles of Organization provides as follows:

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Corporation may indemnify and hold harmless each director and each officer or other employee of the Corporation against and from all loss, cost and reasonable expenses hereafter incurred by him in the payment, settlement and defense of any civil or criminal claim, action or proceeding (including appeals) brought or threatened against him because he is or has been such director or officer or other employee or because of any action alleged to have been taken or omitted by him as such director or officer or other employee. The rights of indemnification and exoneration occurring under this Article shall apply whether or not such person continues to be a director or officer or other employee at the time any such loss, cost or expense is suffered or incurred.

    The Corporation may advance expenses to, or where appropriate may itself at its expense undertake the defense of, such director or officer or other employee; provided, however, that he shall have undertaken to repay or to reimburse such expenses if it should ultimately be determined that he is not entitled to indemnification under this provision.

    Such indemnification shall be of right if (1) such director or officer or other employee shall have been wholly successful, on the merits or otherwise, with respect to such claim, action or proceeding, or (2) the stockholders of this Corporation at the time the subject is first presented to them for determination, by vote of the holders of a majority of the shares entitled to vote (excluding from shares entitled to vote all those held by each person whose conduct is under consideration) determined that such director or officer or other employee acted in good faith for a purpose which be reasonably believed to be in the best interest of the Corporation and had no reasonable cause to believe that his conduct was unlawful. Subject to the next following paragraph, no disposition of any such claim, action or proceeding shall preclude such determination by the shareholders.

    Such rights shall not apply in relation to any matters: (1) as to which such director or officer or other employee shall be adjudged in final judgment in such action or proceeding to be liable for wilful misconduct or for his own negligence; or (2) as to which, if there is not final judgment, the stockholders of this Corporation at the time the subject is first presented to them for determination, by vote of the holders of a majority of the shares entitled to vote (excluding from shares entitled to vote all those held by each person whose conduct is under consideration) determine that such director, officer or other employee has suffered or incurred such loss, cost, or expenses as the result of his wilful misconduct or negligence; or (3) in the case of matters involving the allegation of crime, as to which such director or officer or other employee shall have been adjudged in such claim, suit or proceeding to have had reasonable cause to believe that his conduct was unlawful; or (4) brought or asserted by or in behalf of the Corporation.

    The rights provided for herein shall not be deemed exclusive of any other rights to which any such person may be otherwise entitled, nor shall this provision restrict the right of the Corporation to indemnify or reimburse any such person in any proper case even though not specifically provided for herein. The rights provided for herein shall apply to persons who act of have acted at the request of the Corporation as directors or officers of other corporations in which this Corporation is or has been interested as an investor or a creditor. A person may be entitled to indemnification as to some matters even though he is not so entitled as to others.

Item 7. Exemption from Registration Claimed.

    Not applicable.

Item 8. Exhibits.




Exhibit No.   Exhibit
-----------   -------
**4.1.        1995 Directors' Stock Option Plan.

*4.2.         1998 Stock Plan.

*4.3.         Form of Directors' Stock Option Agreement.

*4.4.         Form of Incentive Stock Option Agreement.

*4.5.         Form of Non-Qualified Stock Option Agreement.

*5.1.         Opinion of Peabody & Arnold LLP regarding legality.

*23.1.        Consent of Arthur Andersen LLP.

*23.2.        Consent of Peabody & Arnold LLP (included in its opinion filed as Exhibit 5.1).

*24.1.        Power of Attorney (contained in signature page).

----------
*Filed herewith.
**Previously filed as Exhibit 4(f) to the Corporation's Annual Report on Form 10-K for the fiscal year ended September 30, 1995.

Item 9. Undertakings

    (a)  The Corporation hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

              (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

    Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of the section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Corporation pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The Corporation hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Corporation's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Corporation pursuant to the foregoing provisions, or otherwise, the Corporation has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Corporation of expenses incurred or paid by a director, officer or controlling person of the Corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Corporation will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Concord, Commonwealth of Massachusetts on this 5th day of May, 1998.

                                       STARMET CORPORATION

                                       By: /s/ ROBERT E. QUINN
                                          -------------------------------------
                                           Robert E. Quinn, President and Chief
                                           Executive Officer

                                POWER OF ATTORNEY

    The undersigned directors of Starmet Corporation hereby severally constitute and appoint Robert E. Quinn our true and lawful attorney-in-fact and agent with full power of substitution, to execute in our name and behalf in the capacities indicated below any and all amendments to this Registration Statement to be filed with the Securities and Exchange Commission and hereby ratify and confirm all that such attorney-in-fact and agent shall lawfully do or cause to be done by virtue thereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                  Title                                        Date
---------                  -----                                        ----

/s/ ROBERT E. QUINN
-----------------------  Director, President and Chief Executive    May 5, 1998
Robert E. Quinn          Officer (Principal Executive Officer)


/s/ GEORGE J. MATTHEWS
-----------------------  Chairman of the Board of Directors         May 5, 1998
George J. Matthews


/s/ WILSON B. TUFFIN
-----------------------  Vice Chairman                              May 5, 1998
Wilson B. Tuffin


/s/ FRANK H. BRENTON
-----------------------  Director                                   May 5, 1998
Frank H. Brenton


/s/ KENNETH A. SMITH
-----------------------  Director                                   May 5, 1998
Kenneth A. Smith


/s/ WILLIAM J. SHEA
-----------------------  Director                                   May 5, 1998
William J. Shea


/s/ JAMES M. SPIEZIO
-----------------------  Vice President Finance and Administration  May 5, 1998
James M. Spiezio         (Principal Financial Officer)


/w/ THEODORE M. CROWELL
-----------------------  Controller                                 May 5, 1998
Theodore M. Crowell      (Principal Accounting Officer)




                                INDEX TO EXHIBITS

Exhibit No.   Exhibit
-----------   -------
4.2.          1998 Stock Plan.

4.3.          Form of Directors' Stock Option Agreement.

4.4.          Form of Incentive Stock Option Agreement.

4.5.          Form of Non-Qualified Stock Option Agreement.

5.1.          Opinion of Peabody & Arnold LLP regarding legality.

23.1.         Consent of Arthur Andersen LLP.

23.2.         Consent of Peabody & Arnold LLP (included in its opinion filed as Exhibit 5.1).

24.1.         Power of Attorney (contained in signature page).
